Exhibit 99.1

EVINE Live Reports First Quarter Results

Fiscal Year 2016 First Quarter Highlights

•	Net sales were $167 million, a 5% increase year-over-year.

•	Online net sales as a percentage of total net sales increased 360 basis points to 48.8%.

•	Mobile remains the fastest-growing platform with net sales of $37.1 million, a 31% increase year-over-year.

•	Adjusted EBITDA was $3.4 million, a 117% increase year-over-year.

•	EPS was ($0.09), a decrease of $0.01 year-over-year, primarily related to executive and management transition costs.

•	Inventory decreased 6% year-over-year to $63.6 million.

MINNEAPOLIS, MN – May 25, 2016 – EVINE Live Inc. (NASDAQ: EVLV) today announced results for the first quarter ended April 30, 2016. The Company posted quarterly revenue of $167 million, a 5% increase year-over-year, and Adjusted EBITDA of $3.4 million, a 117% increase year-over-year.

“The EVINE team executed extremely well given both the recent changes at the company and the challenges we are seeing in the overall retail marketplace. By bringing added discipline and a greater commitment towards building a cohesive, more balanced business strategy, we’re proving that we can deliver both great exciting products to our customers, and improved profitability to our stakeholders,” said Bob Rosenblatt, Chairman and Interim CEO.

The Company also announced an improved inventory position, which decreased 6% versus the same period last year, the largest decrease since the fourth quarter of 2012, and an improved gross margin, which increased 60 basis points versus the same period last year to 36.8%.

Further strengthening the organization’s operations, the Company recently announced two new members of the senior leadership team, both of whom are highly experienced retail executives. Nicole Ostoya was appointed Chief Marketing Officer and most recently, Michael Henry as Chief Merchandising Officer.

“Both Nicole and Michael are exciting additions to the EVINE family, each with great track records in their previous endeavors. Together they will bring more energy and focus to attracting new customers while capturing an even greater share of wallet from our existing shoppers,” added Rosenblatt.

Michael Henry brings 35 years of retail experience, including 10 years of TV shopping experience to EVINE Live. Most recently, Henry was with Eastern Home Shopping, ran Merchandising, Planning and Programming at QVC Italia, and led the Beauty category at HSN-US. In addition to Henry’s merchandising experience he has also held multiple senior marketing roles throughout his career, which will bring added synergy between merchandising and marketing at EVINE Live.

1

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average price points anvvd EPS)

	Q1 2016	Q1 2015
	04/30/2016	05/02/2015	Change

Net Sales	$166.9	$158.5	5%
Gross Margin %	36.8%	36.2%	60 bps
Adjusted EBITDA	$3.4	$1.6	117%
Net Loss	$(4.9)	$(4.7)	(5%)
EPS	$(0.09)	$(0.08)	(13%)

Homes (Average 000s)	87,851	88,303	(1%)
Net Shipped Units (000s)	2,417	2,230	8%
Average Selling Price (ASP)	$62	$65	(5%)
Return Rate %	19.2%	20.3%	(110 bps)
Online Net Sales %	48.8%	45.2%	360 bps
Total Customers - 12 Month Rolling (000s)	1,441	1,437	0.3%

% of Net Sales by Category
Jewelry & Watches	43%	45%
Home & Consumer Electronics	24%	26%
Beauty	15%	13%
Fashion & Accessories	18%	16%
Total	100%	100%

First Quarter 2016 Results

•	Beauty was the fastest growing category at 19% vs. the prior year, followed closely by Fashion at 18%, Home & Consumer Electronics declined by 4% and Jewelry & Watches declined by 2%.

•	Return rate for the quarter was 19.2%; an improvement of 110 basis points year-over-year.

•	Gross profit dollars increased 7.2% to $61.4 million. Gross profit as a percentage of sales increased 60 basis points to 36.8%.
•	Adjusted EBITDA increased to $3.4 million primarily due to improved merchandising margins and increased discipline in operating expenses and shipping & handling margin.

•	Operating expense increased $3.8 million year-over-year to $65.0 million, a 6% increase, driven primarily by a $1.4 million increase in variable costs from an 8% increase in unit volume, and a $1 million increase in executive and management transition costs.

•	EPS for the fiscal 2016 first quarter decreased to ($0.09), which includes $3.6 million in executive and management transition costs and $80 thousand in distribution facility consolidation and technology upgrade costs. In comparison, EPS for the fiscal 2015 first quarter was ($0.08), which included $2.6 million in executive and management transition costs.

2

Liquidity and Capital Resources

As of April 30, 2016, total cash, including restricted cash, was $33.2 million, compared to $12.3 million at the end of the fourth quarter of fiscal 2015. The Company also had $17.1 million of unused availability on its revolving credit facility with PNC Bank at the end of the first quarter, 2016.

On March 10, 2016, EVINE Live closed on a $17 million bank term loan with GACP Finance Co., LLC. The Company expects to use the borrowings for working capital and general corporate purposes as well as to strengthen the overall liquidity position of the company.

2016 Outlook

The Company expects second quarter sales growth to be in the low single digits with second quarter Adjusted EBITDA similar to the first quarter result in 2016.

The Company expects full year sales growth relatively in line with 2015 with improved Adjusted EBITDA year-over-year.

Conference Call

A conference call to discuss the Company's first quarter earnings will be held at 8:30 a.m. Eastern Time on Wednesday, May 25, 2016.

Conference Call/Webcast Today, Wednesday, May 25, 2016 at 8:30 a.m. EST:

WEBCAST LINK:	http://event.on24.com/wcc/r/1176920/A3129645CE068C4868B20E81F9DA49DA

TELEPHONE:	1-877-407-9039 (domestic) or 1-201-689-8470 (international)

PASSCODE:	13636785

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About EVINE Live Inc.

EVINE Live Inc. (NASDAQ: EVLV) is an omnichannel retail experience that offers a compelling mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping platform via television, online and mobile devices. EVINE Live reaches approximately 88 million cable and satellite television homes 24 hours a day with entertaining content and a comprehensive digital shopping experience.

Please visit www.evine.com/ir for more investor information.

3

Contacts

Media:
Dawn Zaremba
EVINE Live Inc.
press@evine.com
(952) 943-6043

Investors:
Jason Iannazzo
EVINE Live Inc.
jiannazzo@evine.com
(952) 943-6126

4

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	April 30,	January 30,
	2016	2016
	(Unaudited)

ASSETS

Current assets:
Cash	$32,723	$11,897
Restricted cash and investments	450	450
Accounts receivable, net	99,472	114,949
Inventories	63,623	65,840
Prepaid expenses and other	5,812	5,913
Total current assets	202,080	199,049
Property and equipment, net	51,431	52,629
FCC broadcasting license	12,000	12,000
Other assets	1,697	1,819
	$267,208	$265,497

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$70,341	$77,779
Accrued liabilities	34,014	35,342
Current portion of long term credit facilities	2,993	2,143
Deferred revenue	85	85
Total current liabilities	107,433	115,349

Deferred revenue	142	164
Deferred tax liability	2,931	2,734
Long term credit facilities	84,432	70,271
Total liabilities	194,938	188,518

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized; zero shares issued and outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 57,192,294 and 57,170,245 shares issued and outstanding	572	571

Additional paid-in capital	423,806	423,574

Accumulated deficit	(352,108)	(347,166)
Total shareholders' equity	72,270	76,979
	$267,208	$265,497

5

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	For the Three-Month Periods Ended
	April 30,	May 2,
	2016	2015
Net sales	$166,920	$158,451
Cost of sales	105,472	101,146
Gross profit	61,448	57,305
Margin %	36.8%	36.2%

Operating expense:
Distribution and selling	53,425	50,799
General and administrative	5,769	5,712
Depreciation and amortization	2,107	2,131
Executive and management transition costs	3,601	2,590
Distribution facility consolidation and technology upgrade costs	80	-

Total operating expense	64,982	61,232

Operating loss	(3,534)	(3,927)

Other expense:
Interest income	2	2
Interest expense	(1,205)	(598)

Total other expense	(1,203)	(596)

Loss before income taxes	(4,737)	(4,523)

Income tax provision	(205)	(205)

Net loss	$(4,942)	$(4,728)

Net loss per common share	$(0.09)	$(0.08)

Net loss per common share---assuming dilution	$(0.09)	$(0.08)

Weighted average number of common shares outstanding:

Basic	57,181,155	56,640,767

Diluted	57,181,155	56,640,767

6

EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

(Unaudited

	For the Three-Month Periods Ended
	April 30,	May 2,
	2016	2015

Adjusted EBITDA (000's)	$3,425	$1,579
Less:
Executive and management transition costs	(3,601)	(2,590)
Distribution facility consolidation and technology upgrade costs	(80)	-
Non-cash share-based compensation	(237)	(609)
EBITDA (as defined)	(493)	(1,620)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined)	(493)	(1,620)
Adjustments:
Depreciation and amortization	(3,041)	(2,307)
Interest income	2	2
Interest expense	(1,205)	(598)
Income taxes	(205)	(205)
Net loss	$(4,942)	$(4,728)

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); activist shareholder response costs; executive and management transition costs; distribution facility consolidation and technology upgrade costs; Shareholder Rights Plan costs and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, in this release.

7

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees or estimated cost savings from contract renegotiations; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; our ability to successfully transition our brand name and corporate name; customer acceptance of our new branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements including without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits or television programming; and the risks identified under “Risk Factors” in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter the Company’s forward-looking statements whether as a result of new information, future events or otherwise.

8